Exhibit 99.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This SETTLEMENT AGR..EEMENTAND MUTUAL RELEASE C'Agrecment") is entered into and made effective as of this 29th day of July, 2015 by and among JD ONE, LLC A.K.A. J DONE  LLC ("JD ONE"), Grand Traverse Holdings, LLC ("Grand Traverse") and John Gallegos  personally ("Gallegos"), collectively being hereinafter referred to as the "Parties." ·

RECITALS

WHEREAS, Grand Traverse, as tenant, and JD ONE, as landlord, entered into that certain Commercial Lease Agreement dated November 20, 2014, as amended by that certain First Amendment to Commercial Lease Agreement dated February 23, 2015 (collectively, the "Lease") (with John Gallegos  as the personal guarantor), for 3700 square feet in the building identified in the Lease as 4420 and 4430 Garfield Street, Denver, CO 80216.

WHEREAS, a dispute has arisen regarding the Lease and as a result JD ONE filed an F.E.D. action in Denver County Court, Case No. 2015 C 59465. and Grand Traverse has filed an Answer, Counterclaim and request to transfer said action to Denver District Court. This action has been transferred to Denver District Court, Case No. 2015 CV 337 (Case No. 2015 C 59465 and Case No. 2015 CV 337 are hereinafter collectively referred to as the "Action").

WHEREAS, each of the parties hereto considers it to be in its best interest, and to its advantage, forever to settle, dismiss, compromise and adjust all claims and defenses which have been, could be or could have been asserted in connection with or arising out of the Lease or the Action, and all other claims and defenses which have been asserted or could have been asserted by any party hereto against any other party hereto.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants, conditions, representations and warranties contained herein, the Parties hereby agree as follows:

1.          General Release of Grand  Traverse and Gallegos Personally. JD ONE, for itself and for all persons or entities that could or might act on its behalf, including without limitation its  attorneys, officers,  directors, employees,  affiliates. subsidiaries, parents and agents, hereby fully and forever release and discharge Grand Traverse and Gallegos personally, their respective past, present and future affiliates, subsidiaries and parents, and each of their respective past, present and future officers, directors,  members, managers,  employees,  shareholders,  independent contractors, attorneys and insurers, and any and all other persons or entities that could or might act on behalf of any of them, including, without limitation, from any and all personal liability, of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys' fees, regarding: (a) the disputes described in the Action, (b) any claimed breaches or violations under the Lease as of the date of this Agreement, and (c) any claims they may now have, that are based upon any acts or omissions of Grand Traverse or Gallegos as of the date of this Agreement, known or unknown, without regard to present actual knowledge of such acts or omissions.

2.      General Release of JD ONE. Grand Traverse and Gallegos personally, with authority, and for all persons or entities that could or might act on their behalf, including without limitation their attorneys, hereby fully and forever release and discharge JD ONE, its past, present and future affiliates, subsidiaries and parents, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys and insurers, and any and all other persons or entities that could or might act on behalf of any of them, including, without limitation, from any and all personal liability known or unknown, of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys' fees, which Grand Traverse and/or Gallegos may now have, that are based upon any acts or omissions of JD ONE as of the date of this Agreement, known or unknown, without regard to present actual knowledge of such acts or omissions, including particularly, but not by way of limitation, any claims arising under or otherwise based in whole or in part or relating to the Lease and/or the counterclaim of Grand Traverse filed in the Action.

3.      Termination  of Action. Upon full payment by Grand Traverse to JD ONE of the $24,000.00  amount described below, Grand Traverse and JD ONE shall execute a Joint Motion or Stipulation for Dismissal with Prejudice of the Action, and shall deliver said Motion or Stipulation to JD ONE's counsel for filing. The Action shall thereby be terminated.

4.       Settlement.

(a)     As partial consideration for this Agreement, Grand Traverse shall receive a one (1) month rent credit in the amount of Eight Thousand Dollars ($8,000.00) (representing April 2015 rent). Grand Traverse shall pay JD ONE Twenty-Four Thousand Dollars ($24,000.00) at the time of execution of this Agreement representing May, June and July 2015 rent. Grand Traverse shall pay August 2015  rent in the amount of Eight Thousand Dollars ($8,000.00) on or before August 3, 2015  on the condition that Grand Traverse has received an executed copy of this Agreement prior to July 30, 2015.  JD ONE shall waive any and all late fees, penalties or other fees and charges under the Lease which JD ONE believes are due and payable as of the date hereof, including without limitation, late fees claimed by JD ONE in the amount of$1,500.00  or any other amount.

(b)     JD ONE acknowledges and agrees that the security deposit under the Lease has been replaced by JD ONE, is current and fully effective, and that Grand Traverse is in full compliance with its security deposit obligations under the Lease.

(c)        As partial consideration for this Agreement, Grand Traverse agrees to execute a lease for the space known as 4440 Garfield Street, Denver, CO, formerly occupied by DD! Creations and/or Gerald Reif (the "Third Space") at a rate of Four

Thousand Dollars ($4,000.00) per month plus a security deposit of Four Thousand Dollars ($4,000.00),   on substantially the same terms as are contained in the Lease, commencing September  1, 2015. Grand Traverse shall have the right to access the Third Space immediately upon execution of this Agreement to assess the current condition and feasibility of the Third Space  as Tenant deems necessary  or advisable. Grand Traverse shall have the right, at its expense and prior to September I,  to install a door between the Third Space and any adjacent spaces (including the Leased Premises), in order to comply with MED or City of Denver requirments.  The rental of the Third Space by Grand Traverse  may be effected by amendment to the Lease. Said lease or amendment shall contain an unconditional  indemnification  and hold harmless clause indemnifying and holding harmless Grand Traverse and Gallegos from any liability that may arise from the rental of the Third Space to Grand Traverse solely as it relates to the previous tenant, DDI Creations, Gerald Reif, or any claim for possession of the Third Space including claims for wrongful eviction, damages, or similar claims.

(d)     JD ONE hereby represents, warrants and covenants to Tenant that the "grow lights" and all other equipment currently located in the Third Space (the "Lights/Equipment") are lawfully in the ownership and possession of Landlord, and that the Lights/Equipment are available for Tenant's sole and exclusive use and possession during the term of Tenant's lease of the Third Space, at no additional cost or expense to Tenant. Landlord acknowledges and agrees that the availability of the Lights/Equipment in the Third Space is a material inducement for Tenant to enter into this Agreement and a lease for the Third Space.

(e)     Grand Traverse, at its sole and exclusive cost, shall complete the "Curb and Gutter'' work currently required by the City of Denver for issuance of a Certificate of Occupancy ("C/0") to JD ONE for the leased premises under the Lease (the "Leased Premises") and the Third Space (collectively, "Combined Space"). Except for the Curb and Gutter work and any work required to be performed within the Leased Premises for a CIO, nothing herein shall be deemed to obligate Grand Traverse to be responsible for obtaining the C/0, financially or otherwise. Grand Traverse  shall be solely responsible for any cost or expense related to any C/0 requirements pertaining to the Leased Premises, including any requirements  directly or indirectly related to or required by the nature of its business and/or the Colorado Marijuana Enforcement Division ("MED"). JD ONE shall be solely responsible for any cost or expense related to any C/0 requirements pertaining to any area outside the Leased Premises that are not directly or indirectly related to or required  by the nature of Grand Traverse's  business, including without limitation the railing required on the roof of the building containing  tne Leased Premises (the "Building"). If a C/0 is unable to be obtained, or delayed, suspended or revoked due to JD ONE's  failure to properly identify  Of  register the address of Grand Traverse's premises, the Third Space, or any other space or premises in the Building according to City of Denver requirements (the "Address Issue"), then Grand Traverse shall have no liability therefor and JD ONE shall promptly rectify the Address Issue at its so!e cost and expense, such that a C/0 can be obtained within thirty (30)  d~ys of execution by the Parties of this Agreement.  ln the case of a revocation or suspennon of~he C/0, JD ~NE shall promptly rectify the Address Issue within 30 days of such suspension or revocation.

Grand Traverse shall not have the obligation to pay rent during the period that a C/0 cannot be obtained or has been suspended or revoked solely due to the Address Issue.

(f)       If an amendment to the Lease is required to accurately reflect the correct address(es) of the Combined Space in connection  with Grand Traverse's   business operations, including without limitation any MED and/or City of Denver requirements, the Parties promptly shall execute such necessary or advisable amendment to the Lease.

(g)     Once a proper C/0 is obtained for the Leased Premises, (i) JD ONE shall not engage in any lease, modification or other activity which results in a suspension or revocation of the C/0 for the Leased Premises or the Building; and (ii) Grand Traverse shall not engage in any modification or activity which results in a  suspension or revocation of the C/0 for the Leased Premises.

(h)     Each of JD ONE and Grand Traverseshall use their good faith  bat efforts to obtain a C/0 for the CombinedSpace as soon aspossible.

5.      Difference in Fact:  Except for the facts recited in this Agreement, the Parties acknowledge and agree that if any fact now believed to be true is found to be other than or different from that which is now believed, the Parties expressly assume the risks of such difference in fact and agree that this Agreement shall remain effective notwithstanding any difference in fact.

6.      Representations and Warranties:   Each party hereto represents and warrants to the other, and agrees with each other, as follows:

(a)  Each of the parties hereto has received or had the opportunity to receive independent legal advice from attorneys of its choice, with respect to the advisability of making the settlement and releases provided for herein, and with respect to the advisability of executing this Agreement, and prior to the execution of this Agreement by each party, that the parties' attorneys reviewed this Agreement at length, made all desired changes, and signed this Agreement to indicate that said attorneys approved this Agreement as to form and substance.

(b) In negotiating this Agreement, each party and its respective attomeys have made various statements and representations to other parties and their attorneys. Nevertheless, each party specifically does not rely upon any statement, representation, legal opinion or promise of any other party in executing this Agreement or in making the settlement provided for herein, except as expressly stated in this Agreement.

(c) There have been no other agreements or understandings between the parties hereto, except as stated in this Agreement.

(d) Each party, together with its attorneys, has made such investigation of the facts and of the law pertaining to this settlement and this Agreement, and of all the matters pertaining thereto as it deems necessary.

(e)  The terms of this Agreement are contractual, not a mere recital. This Agreement  is the result of negotiation between the parties, each of whom has participated in the drafting hereof, through their respective attorneys.

(f) In entering into this Agreement and the settlement provided for herein, each party recognizes  that no facts or representations are ever absolutely certain. This Agreement is intended to be final and binding between and among the parties hereto, including their respective heirs, agents, employees, successors, and assigns, and is further intended to be effective as a full and final accord and satisfaction between and among the parties hereto. Each party relies on the said finality of this Agreement as a material factor inducing that party's execution of this Agreement.

(g) Each party agrees that such party will execute such instruments  and documents not specifically provided for herein, as are reasonably necessary to effectuate this Agreement and to accomplish its purposes.

(h)  Each party agrees that this Agreement is entered into in its best interest, and that the execution and performance of this Agreement shall in no way be construed as an admission of fault or liability or any other fact or allegation relating to the Action or the matters settled herein.

(i)    No  party shall take any  action which would interfere with the performance of this Agreement by any other party hereto or which would adversely affect any of the rights provided for herein.

(j) Each party hereto hereby covenants and agrees to not bring any claim, action, suit, or proceeding against any other party hereto, directly or indirectly, regarding or related in any manner to the matters released hereby (except enforcement of this Agreement), and each party further covenants and agrees that this Agreement  is a bar to any such claim, action, suit, proceeding or lien (except enforcement of this Agreement). This provision shall survive the closing and/or performance of this Agreement.

(I) Each of the parties shall bear its own costs and attorney's fees with respect to the matters settled, and each party hereby waives any statute, rule of court or other law entitling that party to an award of costs, attorney's fees or expenses.

(m) Each person executing this Agreement has full authority to enter into and execute this  Agreement on behalf of  its respective corporate  entity, and this Agreement is enforceable against each of the parties according to its terms.

7.        Miscellaneous Provisions:

(a)   Countemarts.    This Agreement may be executed separately in counterparts and, when so executed, all such counterparts shall be deemed a single instrument binding upon all parties hereto notwithstanding the fact that all parties have not signed the same counterpart.

(b) Facsimile and E-Mail Transmissions. Original signatures of the parties hereto on copies of this Agreement transmitted by facsimile or confirmed (delivery receipt) e-mail shall be deemed originals for all purposes hereunder and such copies shall be binding on the parties hereto.

(c)  Attorneys' Fees.  If any action or proceeding is brought which arises out of this Agreement, its performance or breach, the prevailing party shall be entitled to all its litigation costs, expenses and reasonable attorney's fees incurred in the action, including appellate and execution of judgment proceedings.

(d)  Amendments.  No amendment or waiver shall be valid or binding unless in writing and signed by the parties hereto.

(e)  ,Successors in Interest.  This Agreement shall bind and inure to the benefit of the heirs, personal representatives, successors in interest and assigns of the parties hereto.

(f) Construction of Agreement. The parties agree that this Agreement shall be deemed to have been drafted by all parties hereto and shall not, in the event of any vagueness or ambiguity in any provision hereof, be construed or interpreted against any party hereto.

(g) Entire Agreement. This Agreement constitutes the entire agreement of the parties on the matters and issues addressed hereunder and it supersedes any prior oral or written agreements on the same subject matter between the parties  hereto. No parol evidence may be admitted in any proceeding between the parties hereto to vary the terms or provisions of this Agreement.

WE, THE UNDERSIGNED, HEREBY CERTIFY  THAT WE HAVE READ THIS ENTIRE  AGREEMENT   AND FULLY UNDERSTAND ALL THE TERMS AND CONSEQUENCES   OF ENTERING INTO IT,  WHEREOF,  WE HA VE FREELY EXECUTED THIS AGREEMENT AS OF THE DAY A D DATE ABOVE WRITTEN:

	GRAND TRAVERSE HOLDINGS LLC		JD ONE, LLC a.k.a. J DONE, LLC

By:	/s/ John Gallegos	By:	/s/ James Wiegand
	John Gallegos, Manager		James Wiegand, Managing Member
Date:	7-29-2015	Date:	7-29-2015

/s/ John Gallegos
John Gallegos, Personally

Date:	7-29-2015

	APPROVED AS TO FORM:		APPROVED AS TO FORM:

	/s/ Michael J. Lynch		/s/ Ted Waitkus
	Michael J. Lynch, Attorney for Grand		Ted Waitkus, Attorney for JD ONE LLC
Traverse Holdings LLC and
Holdings LLC and John Gallegos

Date:	7-29-2015	Date:	7-29-2015